Exhibit 99.(6)(b)

FEE WAIVER AGREEMENT

BETWEEN

NEW FS SPECIALTY LENDING FUND

AND

FS SPECIALTY LENDING ADVISOR, LLC

This Agreement (this “Agreement”) is made this __ day of _____, 2025, by and between NEW FS SPECIALTY LENDING FUND, a Delaware statutory trust (the “Fund”), and FS SPECIALTY LENDING ADVISOR, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is the Investment Adviser to the Fund pursuant to an Investment Advisory Agreement dated as of _________, 2025, by and between the Fund and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to waive a portion of the Base Management Fee and Incentive Fee payable pursuant to the Advisory Agreement, and the Fund desires to allow the Adviser to implement such waiver; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to enter into this Agreement by which the Adviser shall waive a portion of the Base Management Fee and Incentive Fee payable pursuant to the Advisory Agreement, and, therefore, have entered into this Agreement for the period specified herein; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Base Management Fee Waiver.

During the term of the Waiver, the Adviser shall waive a portion of the Base Management Fee such that the Base Management Fee shall be 1.35% of the Fund’s average weekly gross assets.

2.            Incentive Fee Waiver.

During the term of the waiver, the Adviser shall waive a portion of the Incentive Fee such that the Incentive Fee shall be as follows:

(a)            No Incentive Fee shall be payable to the Adviser in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the Post-Lising Hurdle Rate;

(b)            100% of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Post-Listing Hurdle Rate but is less than or equal to 1.667% in any calendar quarter (6.667% annualized) shall be payable to the Adviser. This portion of the Fund’s Incentive Fee is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 10.0% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches 1.667% (6.667% annualized) in any calendar quarter; and

(c)            For any quarter in which the Fund’s Pre-Incentive Fee Net Investment Income exceeds 1.667% (6.667% annualized), the Incentive Fee shall equal 10.0% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, as the Hurdle Rate and catch-up will have been achieved.

3.            No Reimbursement or Recoupment of Waived Fees.

The amount waived pursuant to Section 2 of this Agreement shall not be subject to reimbursement or recoupment.

4.            Term.

The waiver shall become effective as of the Listing Date and shall continue until the termination of this Agreement pursuant to Section 5 of this Agreement.

5.            Termination.

This Agreement will remain in effect until the Fund ceases to be a registered under the Investment Company Act of 1940, unless sooner terminated with the written consent of the Board of Trustees of the Fund, including a majority of the Independent Trustees. Notwithstanding the foregoing, this Agreement will automatically terminate if the Advisory Agreement is terminated, with such termination effective upon the effective date of the termination of the Advisory Agreement.

6.            Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Declaration of Trust.

7.            Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is registered under the Investment Company Act or regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

8.            Severability.

If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

9.            Definitions.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Advisory Agreement.

10.          Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts and by exchange of original and/or electronic (PDF and/or DocuSign) signature pages, all of which shall be considered but one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NEW FS SPECIALTY LENDING FUND

By:
Name:
Title:

FS SPECIALTY LENDING ADVISOR, LLC

By:
Name:
Title:

[Signature Page to Fee Waiver Agreement]

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